Exhibit 10.2

May 7, 2018

Mr. Jason Blessing

Re:  Employment Agreement

Dear Jason,

I am very pleased to confirm our offer to you of employment with Model N, Inc. (the “Company”).  Subject to your acceptance of this offer and the conditions set forth below, your employment with the Company shall be governed by the following terms and conditions (this “Agreement”).

1.	Duties and Scope of Employment.

(a)Position.  For the term of your employment (your “Employment”), the Company agrees to employ you as its most senior executive officer in the position of the sole Chief Executive Officer (“CEO”). You will report solely to the Company’s Board of Directors (the “Board”) and you will be working out of the Company’s office in San Mateo, CA. You shall be appointed or elected by the Board (consistent with the Company’s bylaws) to serve as a member of the Board and this service on the Board shall commence as of your Start Date.  Subject to your subsequent re-election by the stockholders of the Company, you will thereafter also serve on the Board during your Employment. You will be responsible for developing and executing the Company’s strategies, achieving business objectives, increasing the Company’s stockholder value, presiding over the entire workforce, and other duties commensurate with your position. Your duties and responsibilities always will be at least commensurate with those duties and responsibilities normally associated with and appropriate for someone in the position of CEO.  Without limiting the foregoing but subject to (i) the oversight of the Board, (ii) all applicable law, including without limitation Delaware corporate law, and (iii) the Company’s corporate governance documents, including without limitation Board committee charters, you will have authority, responsibility and accountability for all Company business and operations including without limitation having authority over all hiring and termination of employment decisions.

(b)Obligations to the Company.  While you render services to the Company, (1) you may occasionally deliver lectures, fulfill speaking engagements, and teach at educational institutions provided that such activities do not materially interfere with the performance of your duties to the Company, and (2) you agree that you will not engage in any other employment, consulting, or other business activity except as authorized in writing by the Board. In addition, while you render services to the Company, you may serve as a member of the board of directors of one or more companies with the express consent of the Board. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. As an employee, you will also be expected to comply with the Company’s policies and procedures.

(c)No Conflicting Obligations.  You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are materially inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned (or will return) all property and confidential information belonging to any prior employer, other than confidential information that has become generally known to the public or within the relevant trade industry.

Model N, Inc. | 777 Mariners Island Boulevard, Suite 300, San Mateo, CA 94404 | P: 650.610.4600 | F: 650-610-4699 | www.modeln.com

2.Cash and Incentive Compensation.  Your current cash and incentive compensation are as follows. Cash and incentive compensation will be reviewed annually by the Compensation Committee of the Board (“Compensation Committee”) and is subject to change.

(a)Salary.  Your starting base salary will be $415,000 annually, paid semi-monthly.  Your base salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time but cannot be reduced unless you have voluntarily provided your prior approval.

(b)Bonus.  Each fiscal year, you will be eligible to receive an annual performance-based bonus with a target of at least 100% of your annual base salary, based on the achievement of individual and Company objectives established in writing and approved by the Compensation Committee in its sole discretion. Subject to the terms of this Agreement, each bonus payment is subject to your continued Employment through the last day of the fiscal year. Each annual bonus will be paid no later than two and one-half months following the fiscal year in which such bonus was earned.  For fiscal year 2018 that began October 1, 2017, you will be eligible for a pro rata target bonus (i.e., 100% multiplied by the pre-tax base salary paid to you for fiscal year 2018) which will be based on written performance goals that are established by the Compensation Committee within 30 days of the Start Date.

(c)Business Expenses.  The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation. All such expenses must be in accordance with the Company’s travel and expense policies and generally applicable practices.

3.Car Service.  As part of your Employment, the Company will provide a car service, using the Company’s preferred providers, in connection with your roundtrip commute between your home and the Company’s office in San Mateo, CA.  The benefits in this Section 3 will be subject to all applicable federal, state and local taxes and will be paid upon presentation of receipts.

4.Vacation/PTO, Employee Benefits.  During your Employment, you shall be eligible for paid time off in accordance with the Company’s Flexible Paid Time Off Policy, as it may be amended from time to time, and on general terms no less favorable than provided to any other employee or officer of the Company. During your Employment, you shall be entitled to participate in the employee benefit plans maintained by the Company (including without limitation medical, dental, vision and 401(k) plans) and generally available to employees and/or officers of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. The Company reserves the right to prospectively change or otherwise modify, in its sole discretion, the Company’s employee benefits plans.  You will also be entitled to indemnification by the Company and coverage under any Company directors and officers liability insurance policy on no less favorable terms than are provided to other covered persons.  Additionally, the Company shall indemnify and hold you harmless from any claims, actions, disputes, litigation or proceedings (including without limitation any breach of contract claims) initiated by your former employer (or an affiliate thereof) arising solely from any requirement with your former employer (or affiliate thereof) that you provide a period of notice (and remained employed with such former employer through the notice period) prior to ceasing service with that former employer (or applicable affiliate). The Company shall advance you full payment for any costs that you may incur in connection with such matters.

5.Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your Employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard Employee Proprietary Information and Inventions Agreement as a condition of your Employment, a copy of which is attached hereto as Exhibit A (the “EPIIA”).  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

6.Equity.  Within 90 days of the Start Date, the Company shall grant you an initial equity compensation award comprised of (i) $2,175,000 worth of restricted stock units (“RSUs”)  to vest over four years with 25% vesting on the first annual anniversary of the vesting commencement date and 6.25% vesting thereafter on each quarterly anniversary of the vesting commencement date; and (iii) $2,175,000 worth of performance-based RSUs

Model N, Inc. | 777 Mariners Island Boulevard, Suite 300, San Mateo, CA 94404 | P: 650.610.4600 | F: 650-610-4699 | www.modeln.com

(“PB-RSUs”) to vest over three years with 50% vesting on each of the second and third annual anniversary of the vesting commencement date (collectively, “Equity Awards”) under and subject to the terms and conditions of the Company’s 2013 Equity Incentive Plan (the “Plan”) and applicable form of RSU Agreement (the Company’s current standard forms of agreement are attached hereto as Exhibit C). The number of shares of Company common stock underlying the Equity Awards shall be calculated using the 30-day average closing price from and including May 9, 2018 through June 7, 2018.  The performance criteria applicable to PB-RSUs are based on the Company’s total shareholder return (“TSR”) relative to the TSR of a stock index, currently the Russell 3000 Index, as set forth in greater detail in the Company’s form of Restricted Stock Unit Agreement applicable to PB-RSUs. The vesting commencement date for the RSUs shall be the 15th day of the second month of the quarter of the Start Date. The vesting commencement date for the PB-RSUs shall be February 15, 2018. Subsequent equity compensation awards, if any, will be as determined by the Compensation Committee or Board. The Company intends that the Equity Awards and all equity compensation awards issued to you will be structured to be exempt from or in compliance with the requirements of Code Section 409A to the extent applicable.  Additionally, if in connection with a change in control of the Company, your Equity Awards or other equity compensation awards are not assumed by or replaced by the Company’s acquirer, then the unvested portions of such awards shall fully accelerate and become vested (and exercisable) as of immediately before such change in control, provided that, for clarity, and without limitation, the conversion of performance-based equity awards into time-based equity awards shall be deemed a “replacement” for purposes of this sentence (provided that such replacement awards reflect that any performance goals were achieved at 100% of achievement).

7.Severance.

(a)Accrued Compensation.  Upon the termination of your Employment with the Company at any time for any reason, you will be paid your (i) salary through your termination date and (ii) any earned but unpaid portion of your bonus for the fiscal year preceding your termination date (but, for the avoidance of doubt, not any portion of the bonus for the fiscal year in which your termination occurs) and (iii) any unreimbursed expenses incurred on or before your termination date. You will also be allowed to continue your health coverage at your own expense (subject to Section 7(b)) under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Your unvested restricted stock units, if any, will be forfeited without consideration upon your termination date except as provided in Section 7(c). The foregoing accrued payments and benefits will be collectively referred to herein as the “Accrued Compensation.”  After your termination date, you will also be entitled to any vested compensation and benefits and indemnification and coverage under any directors and officers liability insurance policy.

(b)Involuntary Termination Outside of a Change in Control.  If you Separate due to a termination of your Employment by the Company other than for Cause, or by your resignation for Good Reason, in either case, prior to a Change in Control or more than twelve (12) months following a Change in Control, you will be entitled to receive the following: (i) your Accrued Compensation, (ii) continued payment of your then current base salary for twelve (12) months,  and (iii) (x) subject to your timely and proper election of COBRA coverage, the continuation of your then-effective group health benefits paid by the Company, including medical, dental, and vision coverage for you and your eligible dependents for eighteen (18) months under COBRA, and then a series of taxable cash payments for a period of six (6) months thereafter, which series of payments will, on the aggregate, equal the full premium cost of your COBRA benefits during the immediately preceding six (6) month period, (y) provided that, if the Company determines that it cannot provide such continued health benefits without potentially violating or incurring additional taxation under applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or in a manner consistent with its group health plans, the Company shall in lieu thereof provide to you taxable continued installment payments, which will be, in the aggregate, equivalent to twenty-four (24) months of such continued benefits less any amounts of prior coverage or prior payments post termination previously credited or paid under this subsection (iii)(x), which payments shall be made regardless of whether you elect COBRA continuation coverage (items (ii) through (iii) hereinafter referred to as the “Severance”). Alternatively, if you Separate due to your death or disability (within the meaning of the Internal Revenue Code Section 22(e)(3)), then you and your dependents shall receive the benefits provided above under subsection (iii).

Model N, Inc. | 777 Mariners Island Boulevard, Suite 300, San Mateo, CA 94404 | P: 650.610.4600 | F: 650-610-4699 | www.modeln.com

(c)Involuntary Termination Within 12 Months Following a Change in Control.  If, however, you Separate due to a termination of your Employment by the Company other than for Cause or by your resignation for Good Reason, in either case, within twelve (12) months following a Change in Control, in addition to the Accrued Compensation and Severance provided in Section 7(b), you shall be entitled to receive the following additional severance payments and benefits: (i)  payment of your then current annual target bonus, which will be paid to you in equal installments at the same times as the payments provided to you under Section 7(b)(ii), and (ii) fully accelerated vesting (and exercisability assuming that any performance goals were achieved at 100% of achievement) of any then-outstanding Equity Awards and other outstanding equity compensation awards with such acceleration effective upon your termination date (items (i) through (ii) of this Section 7(c) plus the Severance collectively hereinafter referred to as the “CIC Severance”).

(d)Timing and Conditions.  Subject to Section 9(d), the receipt of any benefits pursuant to Section 7(b) or 7(c), as applicable, (other than the Accrued Obligations) will be subject to (i) your signing and not revoking a release of claims agreement in the form attached hereto as Exhibit B, (ii) such release becoming effective and irrevocable within sixty (60) days of your termination of Employment (the expiration of such sixty-day period, the “Release Deadline”), and (iii) your resignation from the Board, which resignation shall be effective simultaneously with your termination of Employment, unless otherwise requested in writing by the Company. The first payment of any portion of the Severance in Section 7(b)(ii) or Section 7(b)(iii)(y) or the CIC Severance in Section 7(c)(i) shall begin on the first payroll date immediately following the Release Deadline and such first payment shall include any installments that otherwise would have been paid during the period commencing on the termination of Employment and ending on the Release Deadline. Furthermore, payments under Section 7(b)(iii) shall cease immediately upon your coverage under a new health plan by a subsequent employer or your reimbursement of premiums by another employer, and you shall immediately inform of the Company of such coverage immediately following your commencement of employment elsewhere.

(e)Definitions.  The following definitions apply:

(i)“Cause” shall mean a good faith determination by the Board that any of the following have occurred: (A) you committed an act of dishonesty in connection with your responsibilities as an employee, (B) you failed to comply with the material terms of any written Company policy or rule as they may be in effect from time to time during your Employment and such failure is materially injurious to the Company; (C) you breached any material term of this Agreement, the EPIIA, or any other written agreement between you and the Company and such breach is materially and demonstrably injurious to the Company; (D) you were convicted of, or entered a plea of guilty or nolo contendere to, a felony crime; (E) you engaged in gross misconduct or gross neglect of your duties and such gross misconduct or gross neglect is materially injurious to the Company; or (F) materially misrepresented your qualifications or education in the application process. The cessation of your Employment shall not be deemed to be for “Cause” unless and until (i) you are sent a written notice by the Company describing in sufficient detail of the underlying facts and the ground for the termination for “Cause” by the Board finding that, in the good faith opinion of the Board, you are guilty of the conduct described above, and (ii) you have failed to cure or remedy that conduct or condition within fifteen (15) days from the date the notice is received by you.

(ii)“Change in Control” shall mean a “Corporate Transaction” within the meaning of the Plan, as may be amended from time to time, provided that, to the extent necessary to not violate Internal Revenue Code Section 409A, a transaction that does not constitute a “change in control event” under Sections 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii) of the Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) will not constitute a Change in Control.

(iii) “Good Reason” shall mean your resignation of your Employment after the occurrence of one of the following conditions without your prior written consent: (A) a material diminution in your base salary (except where there is a general reduction applicable to the management team generally); (B) a material change in geographic location at which you must perform services (a change in location of your office will be considered material only if it increases your current one-way commute by more than thirty (30) miles)); (C) any material failure of the successors to the Company after a Change in Control to perform or cause the Company to perform the obligations of the Company under this Agreement; (D) any action or inaction of the Company that constitutes a material breach of the terms of this Agreement (including without limitation the Company preventing you from commencing your Employment hereunder) or any other agreement with you or any other agreement with you; or (E)

Model N, Inc. | 777 Mariners Island Boulevard, Suite 300, San Mateo, CA 94404 | P: 650.610.4600 | F: 650-610-4699 | www.modeln.com

any other material adverse change in your duties, authorities or responsibilities as a CEO (it being understood that a reduction in your responsibilities or authority following a Change in Control shall not constitute Good Reason if (I) there is no demotion in your title or position or reduction of the scope of your duties within the Company or (II) you are given a position of materially similar or greater overall scope and responsibility within the acquiring company, taking into appropriate consideration that a nominally lower hierarchical role in a larger company may involve similar or greater scope and responsibility than a nominally higher role in the hierarchy of a smaller company, or (III) you are not elected or re-elected to the Board or otherwise do not serve on the Board or similar governing body (including of any successor entity), provided that, in all cases (A) through (E), only if you provide notice to the Company of the existence of the applicable condition described within ninety (90) days of the initial existence of the condition, the Company fails to remedy that condition within thirty (30) days thereafter, and within the ten (10) day period immediately following such failure to remedy or the Company’s notice to you that it will decline to remedy that condition, your Separation occurs. The parties intend that this trigger qualify as an involuntary separation from service trigger under Treasury Regulation Section 1.409A-l(n)(2).

(iv)“Separate” or “Separation” means that a “separation from service” has occurred, as defined under Section 1.409A-1(h) of the Treasury Regulations under Section 409A of the Code.

(f)Other Terminations.  Upon any termination of your Employment other than as described in Section 7(b) or Section 7(c) above, including any termination of Employment that is not a Separation, you will be entitled only to the Accrued Compensation.

8.At Will Employment.  Employment with the Company is for no specific period of time.  Your Employment with the Company will be “at will,” meaning that either you or the Company may terminate your Employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this Agreement.  This is the full and complete agreement between you and the Company on this term.  Although your compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your Employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9.Tax Matters.

(a)Withholding.  All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)Tax Advice.  You are encouraged to obtain your own tax advice regarding your compensation from the Company.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

(c)Section 280G.  If any payments and other benefits provided for in this Agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then payments and other benefits will be payable to you either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, on your receipt on an after-tax basis of the greatest amount of payments and other benefits, by reducing payments in the manner that maximizes the after-tax value of your retained compensation and in the following order to the extent needed to not violate Code Section 409A: (i) reduction in cash payments; (ii) cancellation of accelerated vesting of all equity awards with value; and (iii) other employee benefits and in the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant.  All mathematical determinations that are required to be made under this section, shall be made by a nationally recognized independent audit firm selected by the Company (the "Accountants") provided however that the Accountants shall not be any firm that renders services to the entity that is acquiring the Company (or Company assets) in the underlying change in control.  The Accountants shall provide their determinations, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to you. Such determinations shall be made by the Accountants using reasonable good faith interpretations of the Code. To the extent permitted by Q/A #32 of the Code Section 280G regulations, with respect to performing any present value calculations that are required in connection with this section, you and Company each affirmatively elect to utilize the Applicable Federal Rates ("AFR") that are in effect as of the execution of this Agreement and the Accountants shall therefore use such AFRs in their determinations and calculations. The Company shall pay the fees and costs of the Accountants which are reasonably incurred in connection with this section.

Model N, Inc. | 777 Mariners Island Boulevard, Suite 300, San Mateo, CA 94404 | P: 650.610.4600 | F: 650-610-4699 | www.modeln.com

(d)Section 409A.

(i)To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, on account of your termination of Employment with the Company constitute nonqualified deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of Employment to be a “specified employee” under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of Employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.  To the extent any nonqualified deferred compensation payment to you could be paid in one or more of your taxable years depending upon you completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Code Section 409A.

(ii)Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(iii)To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent.  To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

(iv)Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

10.Non-Solicitation. You acknowledge that because of your position with the Company, you will have access to material intellectual property and confidential information.  During your Employment and for twelve (12) months thereafter, in addition to your other obligations hereunder or under the EPIIA, you shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (a) solicit, divert or encourage any officers, directors, employees, agents, consultants or representatives of the Company (including any affiliate), to terminate his, her or its relationship with the Company (including any affiliate) or (b) solicit, divert or encourage any officers, directors, employees, agents, consultants or representatives of the Company (including any affiliate) to become officers, directors, employees, agents, consultants or representatives of another business, enterprise or entity. Your obligations under this Section 10 shall be additional to your obligations under the EPIIA.

11.Authorization to Work.  Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

Model N, Inc. | 777 Mariners Island Boulevard, Suite 300, San Mateo, CA 94404 | P: 650.610.4600 | F: 650-610-4699 | www.modeln.com

12.Arbitration.  You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your Employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision, except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information.  All arbitration hearings shall be conducted in San Mateo County, California.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS.  This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor).  However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.  The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, then the Company shall promptly provide you with a hardcopy.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  The Company will pay 100% of the first $25,000 of all arbitration specific costs and expenses (“Arbitration Costs”) and 50% of all Arbitration Costs after the first $25,000, but shall not pay or reimburse you for your own legal fees.

13.Background Check.  This offer is contingent upon a satisfactory verification of, but not limited to, criminal, education, driving, employment and credit background checks and reference checks based upon the role within the Company.

14.Interpretation; Entire Agreement; No mitigation or offset.  The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your Employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.  This offer and its exhibits, once accepted, constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter.  You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.  You shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement, nor shall any payment or benefit be reduced by any earnings or benefits that you may receive from any other source.  No payments or benefits made to you (or to be made to you) under this Agreement may be reduced or offset by the Company or any affiliate or other person or entity.

15.Successors.  This Agreement shall inure to the benefit of and be binding upon (a) the Company and any of its successors, and (b) you and your heirs, executors and representatives in the event of your death.  Any successor to the Company shall be deemed substituted for the Company under the terms of this agreement for all purposes.

16.Legal Fees.  The Company shall pay the reasonable legal fees (not to exceed $10,000) incurred by you related to the preparation, negotiation and execution of this Agreement and all other documents related to your hire.  The Company shall pay such reimbursement to you or to your counsel within 30 days of receipt of applicable invoices which will be provided to the Company within 45 days of the effective date of this Agreement.

17.Acceptance.  This offer will remain open until 11:59 p.m. PT on May 6, 2018.  If you decide to accept our offer, and I hope you will, please sign in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Agreement and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me. Your official start date will be mutually determined but no later than May 10, 2018 (the date of commencement of your Employment with the Company is the “Start Date”).  We look forward to the opportunity to welcome you to the Company.

Model N, Inc. | 777 Mariners Island Boulevard, Suite 300, San Mateo, CA 94404 | P: 650.610.4600 | F: 650-610-4699 | www.modeln.com

Sincerely,

Model N, Inc.

/s/ Zack Rinat
By Zack Rinat
Founder, Chairman and Chief Executive Officer

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Date signed:	May 7,2018	/s/ Jason Blessing
Jason Blessing

Exhibit A: Employee Proprietary Information and Inventions Agreement

Exhibit B: Form of Release

Exhibit C: Form of RSU Agreement

Model N, Inc. | 777 Mariners Island Boulevard, Suite 300, San Mateo, CA 94404 | P: 650.610.4600 | F: 650-610-4699 | www.modeln.com

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

May 7, 2018
(date)

The following confirms an agreement between me,             Jason Blessing            , and Model N, Inc., a Delaware corporation (the “Company’’), which is a material part of the consideration for my employment by the Company:

1.I understand that the Company possesses and will possess Proprietary Information that is important to its business. For purposes of this Agreement, “Proprietary Information’’ is information that was or will be developed, created, or discovered by me (or others) for or on behalf of the Company, or that became or will become known by, or was or is conveyed to the Company and has commercial value in the Company’s business. “Proprietary Information’’ includes, but is not limited to, information about circuits, mask works, layouts, algorithms, trade secrets, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, the salaries and terms of compensation of other employees, customers, and other information concerning the Company’s actual or anticipated business, research or development or that is received in confidence by or for the Company from any other person. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

2.I understand that the Company possesses or will possess “Company Materials’’ that are important to its business. For purposes of this Agreement, “Company Materials’’ are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. “Company Materials’’ include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.

3.In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

a.All Proprietary Information and all title, patents, patent rights, copyrights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort anywhere in the world (collectively “Rights’’) in connection therewith shall be the sole property of the Company. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company. Disclosure restrictions of this Agreement shall not apply to any information that I can document is generally known to the public through no fault of mine.Nothing contained herein will prohibit an employee from disclosing to anyone the amount of his or her wages.

b.All Company Materials shall be the sole property of the Company. I agree that during my employment by the Company, I will not deliver any Company Materials to any person or entity outside the Company. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation, (ii) my personal copies of any materials previously distributed generally to stockholders of the Company and (iii) my copy of this Agreement.

c.I will promptly disclose in writing to my immediate supervisor, with a copy to the President of the Company, or to any persons designated by the Company, all “Inventions’’ (which term includes improvements, inventions, works of authorship, trade secrets, technology, mask works, circuits, layouts, algorithms, cell lines, reagents, antibodies, computer programs, formulas, compositions, ideas, de signs, processes, techniques, know-how and data, whether or not patent able) made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. I will also disclose to the President of the Company Inventions conceived, reduced to practice, or developed by me within six (6) months of the termination of my employment with the Company; such disclosures shall be received by the Company in confidence (to the extent they are not assigned in (d) below) and do not extend the assignment made in Section (d) below. I will not disclose Inventions covered by Section 3.d to any person outside the Company unless I am requested to do so by management personnel of the Company.

d.I agree that all Inventions that I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached and I hereby assign such Inventions and all Rights therein to the Company. No assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by Labor Code section 2870. The Company shall be the sole owner of all Rights in connection therewith.

e.I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or my assignment with respect to such Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and on my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me.

f.Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights’’ (collectively “Moral Rights’’). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby ratify and consent to any action of the Company that would violate such Moral Rights in the absence of such ratification/consent. I will confirm any such ratifications and consents from time to time as requested by the Company.

g.I have attached hereto a complete list of all existing Inventions to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement.

h.During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

i.I agree that during my employment with the Company I will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and I will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph shall apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time, while I am employed by the Company.

j.I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

k.I also recognize and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking, or information processing systems (including, without limitation, stored computer files, e-mail messages and voice messages) and that my activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

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4.I agree that I have the right to resign and the Company has the right to terminate my employment at any time, for any reason, with or without cause, subject to the terms and conditions of my employment agreement with the Company. Notwithstanding anything else, this is the full and complete agreement between myself and the Company on this term.

5.I agree that this Agreement does not purport to set forth all of the terms and conditions of my employment, and that as an employee of the Company I have obligations to the Company which are not set forth in this Agreement.

6.I agree that my obligations under paragraphs 3(a) through 3(f) and paragraphs 3(h) and 3(k) of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

7.I agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof and the prevailing party in any such dispute shall be entitled to reasonable costs and attorneys’ fees. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

8.I recognize and agree that any breach by me of this Agreement will cause irreparable harm to the Company for which damages are not an adequate remedy. Accordingly, I agree that in the event of any such breach or potential breach, the Company will be entitled to equitable relief, including, without limitation, injunctions and specific performance.

9.This Agreement shall be effective as of the date I execute this Agreement and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

10.This Agreement can only be modified by a subsequent written agreement executed by the President of the Company.

18.I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT   THE OBLIGATIONSWHICH   IT IMPOSES   UPONME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Dated:	May 7 ,	2018	/s/ Jason Blessing
Employee Accepted and Agreed to:

/s/ Errol Hunter

By	Errol Hunter, Vice President and General Counsel

Model N, Inc.

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19.ATTACHMENT A

Jason Blessing

1.The following is a complete list of Inventions relevant to the subject matter of my employment by  Model N, Inc.(the “Company’’) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to clarify are not subject to the Company’s Proprietary Information and Inventions Agreement.

Select one:

No Inventions

See below:

Additional sheets attached

2.I propose to bring to my employment the following materials and documents of a former employer:

Select one:

No materials or documents

See below:

/s/ Jason Blessing
Employee

GDSVF&H\149125.1	13-4

20.ATTACHMENT B

Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for his employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

Release

In consideration of the termination benefits described herein (the “Benefits”) provided and to be provided to me by Model N, Inc., or any successor thereof (the “Company”) pursuant to my Employment Agreement with the Company (the “Agreement”), and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.On behalf of myself, my heirs, executors, administrators, successors and assigns, I hereby fully and forever generally release and discharge the Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release, that relate to my employment with Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract or tort.  This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity.  The parties agree to apply California law in interpreting the Release.  Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute.  Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.”  This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, or to my right to indemnification by the Company and continued coverage by the Company’s director’s and officer’s insurance.

2.In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release.  I understand that nothing in the Release will prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; and (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing or other applicable state agency.  Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Director and Officer Indemnification Agreement between the Company and me, if any, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as are other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware.  To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth below and the arbitration provision set forth in my Agreement.

3.I understand and agree that Company will not provide me with the Benefits unless I execute the Release.  I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay (if applicable), less applicable withholdings and deductions, earned through my termination date.

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4.In my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof).  I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).

5.I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6.I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member and/or my financial consultant, or as required by legal process or applicable law.

7.I understand and agree that the Release will not be construed at any time as an admission of liability or wrongdoing by either Company or myself.

8.For a period of two (2) years from the Effective Date, I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance.  For a period of two (2) years from the Effective Date, the Company, its executive officers, and directors, similarly agree that none of them will make any negative or disparaging statements or comments, either as fact or as opinion, about me or my performance with the Company.  Nothing in this paragraph will prohibit either party from providing truthful information in response to a subpoena or other legal process.

9.Any controversy or claim arising out of or relating this Release, its enforcement, arbitrability, or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, will be submitted to arbitration consistent with the terms of the Agreement.

9.As a condition of my receipt of the Benefits, I agree that, upon reasonable notice (after taking into account, to the extent reasonably practicable, my other personal and business commitments) and without the necessity of Company obtaining a subpoena or court order, I will provide reasonable cooperation to Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during my employment as to which I may have relevant information and any other matter for which I was responsible or had knowledge of through date of my termination of employment.  Such cooperation may include, but will not be limited to, providing background information within my knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities.   Upon the reasonable request of Company and pursuant to a mutually agreeable consulting services agreement, I agree to cooperate with the transition of my job responsibilities on any termination of employment and cooperate in providing information on matters on which I was involved while an employee.

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10.I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period and no one coerced me into executing the Release.  I understand that the offer of the Benefits and the Release will expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time.  I further understand that Company’s obligations under the Release will not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Company I understand that I may revoke my acceptance of the Release.  I understand that the Benefits will become available to me at such time after the Effective Date.

11.In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein.  Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release.  However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me.  Once effective and enforceable, this agreement can be changed only by another written agreement signed by me and an authorized representative of Company.

12.Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above will otherwise remain effective to release any and all other claims.  I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

13.The Benefits provided and to be provided to me by the Company consist of the applicable benefits and payments in accordance with Section 7 of the Agreement.

[Signature Page to General Release Agreement Follows]

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EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING:  I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS.  I HAVE OBTAINED SUFFICIENT INFORMATION TO EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

[NOTE:  TO BE EXECUTED AT TIME OF A QUALIFYING TERMINATION OF EMPLOYMENT]

Executed this	day of , .

Employee

Agreed and Accepted:

Model N, Inc.

By:

Title:

Date:

Agreed and Accepted:

Model N, Inc.

___________________________

By:

Title:

Date:

[Signature Page to General Release Agreement]

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